Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-108141


                           PROSPECTUS SUPPLEMENT NO. 5
                     TO PROSPECTUS DATED SEPTEMBER 12, 2003

                                  $230,000,000

                             RF MICRO DEVICES, INC.

                1.50% CONVERTIBLE SUBORDINATED NOTES DUE 2010 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


    This prospectus supplement relates to the resale by the selling securityholders of 1.50% convertible subordinated notes due 2010 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

    This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2003 and the prospectus supplements dated September 23, 2003, October 3, 2003, October 14, 2003 and October 28, 2003, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

                       ---------------------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------------------

           The date of this Prospectus Supplement is November 10, 2003

                             SELLING SECURITYHOLDERS

    The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                 PRINCIPAL                                                                  PERCENTAGE
                                 AMOUNT OF                                                                      OF
                                  MATURITY                    NUMBER OF       TOTAL       SHARES TO BE       BENEFICIAL
                                  OF NOTES                    SHARES OF       SHARES      BENEFICIALLY        OWNERSHIP
                                BENEFICIALLY    PERCENTAGE   COMMON STOCK  BENEFICIALLY   OWNED AFTER          AFTER
                                 OWNED THAT      OF NOTES    THAT MAY BE   OWNED PRIOR   COMPLETION OF       COMPLETION
                                MAY BE SOLD     OUTSTANDING    SOLD (1)    TO OFFERING   THIS OFFERING    OF THIS OFFERING (2)
                               -------------    ------------  ----------   ------------  --------------   --------------------

NAME

Citadel Equity Fund Ltd.       11,430,000(3)       5.0        1,498,112     1,498,112          0                 0
131 South Dearborn Street,
27th Floor
Chicago, IL 60603

Merrill Lynch, Pierce,           3,975,000         1.7          520,997      520,9970          0                 0
Fenner and Smith, Inc.
101 Hudson Street, 9th Floor
Jersey City, NJ  07302

Citadel Jackson Investment      1,570,000(3)        *           205,777       205,777          0                 0
Fund Ltd.
131 South Dearborn Street,
27th Floor
Chicago, IL 60603

Wake Forest University           110,000(4)         *            14,417        14,417          0                 0
600 West Broadway,
32nd Floor
San Diego, CA  92101


Any other holder of note or future
Transferee, pledgee, donee or successor
(5) (6)

     ------------------
     * Less than 1%

     (1) Assumes conversion of all of the holder's notes at a conversion rate of
131.0685 shares per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 184,406,227 shares of common stock outstanding as of September 2, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     (3) The amounts presented herein are in addition to those reported by the selling securityholder in the accompanying prospectus supplement dated September 23, 2003.

     (4) The amounts presented herein are in addition to those reported by the selling securityholder in the accompanying prospectus dated September 12, 2003.

     (5) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

     (6) Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.